Exhibit (a)(1)(F)
FORM OF ACKNOWLEDGEMENT OF RECEIPT OF ELECTION FORM/WITHDRAWAL FORM
ACKNOWLEDGMENT OF ELECTION FORM

To:	[E-MAIL ADDRESS]

From:	TOAdmin@acs-inc.com

Date:	[DATE]

Subject:	Acknowledgment of Receipt of Election Form
     Affiliated Computer Services, Inc. (“ACS”) has received your Election Form dated ___, 2007, by which you indicated whether you have elected to amend all, some or none of your eligible options, subject to the terms and conditions of the Offer to Amend Eligible Options, dated June 18, 2007.
     If you change your mind, you may withdraw your election to amend some or all of your eligible options by completing and manually signing a Withdrawal Form and sending it via e-mail to TOAdmin@acs-inc.com or via fax to (214) 584-5388, by 4:00 p.m., Dallas, Texas time, on July 17, 2007 (unless extended). You may obtain a Withdrawal Form by contacting Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286. Only Withdrawal Forms that are complete, signed and actually received via e-mail or fax by the expiration time will be accepted. If you have questions concerning the submission of your form, please direct them to Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.
     Please note that our receipt of your Election Form is not by itself an acceptance of your election to amend the eligible options or an acknowledgment that you have properly completed your election form. For purposes of the offer, ACS will be deemed to have accepted your election to amend your eligible options with respect to which proper acceptances of the offer have been made and not properly withdrawn as of the date when ACS gives oral or written notice to the option holders generally of its acceptance of such options, which notice may be made by press release, e-mail or other method of communication. ACS’ amendment of eligible options that you elected to amend is expected to take place shortly after the end of the offer period.

ACKNOWLEDGMENT OF WITHDRAWAL FORM

To:	[E-MAIL ADDRESS]

From:	TOAdmin@acs-inc.com

Date:	[DATE]

Subject:	Acknowledgment of Receipt of Withdrawal Form
Affiliated Computer Services, Inc. (“ACS”) has received your Withdrawal Form dated ___, 2007, by which you withdrew your acceptance of ACS’ offer to amend some or all of your eligible options.
If you change your mind, you may once again elect to accept the offer with respect to some or all of your eligible options by completing, manually signing and submitting a new Election Form via e-mail to TOAdmin@acs-inc.com or via fax to (214) 584-5388, by 4:00 p.m., Dallas, Texas time, on July 17, 2007 or such later time, if any, to which this offer has been extended. If you have questions concerning the submission of your form, please direct them to Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.

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